THIS DOCUMENT IS A CONFIRMING COPY OF THE SCHEDULE 13G FILED
     ON FEBRUARY 14, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP
     EXEMPTION.

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     SCHEDULE 13G
                                    (Rule 13d-102)

               INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                      UNDER THE SECURITIES EXCHANGE ACT 1934(1)


                                 DIGENE  CORPORATION
     -------------------------------------------------------------------------
                                   (Name of Issuer)

                             COMMON STOCK, $.01 PAR VALUE
     -------------------------------------------------------------------------
                            (Title of Class of Securities)

                                     253752 10 9
                                  -----------------
                                    (CUSIP Number)


        Check the following box if a fee is being paid with this Statement. [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)



     --------------------

     1     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     ---------------------                                   -----------------
     CUSIP No. 253752 10 9               13G                 Page 2 of 5 Pages
     ---------------------                                   -----------------

     --------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          MUREX DIAGNOSTICS CORPORATION
     --------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [ ]
     --------------------------------------------------------------------------
     3    SEC USE ONLY

     --------------------------------------------------------------------------
     4    SOURCE OF FUNDS*

          WC
     --------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                              [ ]
     --------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION

     --------------------------------------------------------------------------
          NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
     --------------------------------------------------------------------------
          7    SOLE VOTING POWER

                    736,546
     --------------------------------------------------------------------------
          8    SHARED VOTING POWER

                    - 0 -
     --------------------------------------------------------------------------
          9    SOLE DISPOSITIVE POWER

                    736,546
     --------------------------------------------------------------------------
          10   SHARED DISPOSITIVE POWER

                    - 0 -
     --------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          736,546
     --------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [ ]
     --------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          6.5%
     --------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          CO
     --------------------------------------------------------------------------

                         *SEE INSTRUCTIONS BEFORE FILLING OUT

                                     SCHEDULE 13G
                                     ------------

     ITEM 1(a).          NAME OF ISSUER:
                         --------------

               Digene Corporation (the "Issuer").


     ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                         -----------------------------------------------

               9000 Virginia Manor Road
               Beltsville, Maryland  20705


     ITEM 2(a).          NAME OF PERSON FILING:
                         ---------------------

               Murex Diagnostics Corporation ("Murex").


     ITEM 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                         ------------------------------------

               Murex Diagnostics Corporation
               Second Floor
               Trident House
               Bridgetown, St. Michael
               Barbados


     ITEM 2(c).          CITIZENSHIP:
                         -----------

               Murex is a Barbados corporation.


     ITEM 2(d).          TITLE OF CLASS OF SECURITIES:
                         ----------------------------

               Common Stock, $.01 par value


     ITEM 2(e).          CUSIP NUMBER:
                         ------------

               253752 10 9


     ITEM 3.             TYPE OF PERSON:
                         --------------

               Not applicable


     ITEM 4.             OWNERSHIP.
                         ---------

               (a)  Amount Beneficially Owned:  As of December 31, 1996, Murex
                                                owned 736,546 shares of the
                                                Issuer's Common Stock.

               (b)  Percent of Class:  6.5%

               (c)  Number of Shares as to which Murex has:

                     (i)      Sole power to vote or direct the vote:
                                   736,546 shares;

                     (ii)     Shared power to vote or direct the vote:
                                   - 0 - shares;

                     (iii)    Sole power to dispose or to direct the
                              disposition of:
                                   736,546 shares;

                     (iv) Shared power to dispose or to direct the disposition of:
                                   - 0-  shares.


     ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                         --------------------------------------------

               Not applicable.


     ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                         ------------------------------------------------
                         ANOTHER PERSON.
                         --------------

               Not applicable.


     ITEM 7.             IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                         ---------------------------------------------------
                         WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
                         ----------------------------------------------------
                         PARENT HOLDING COMPANY.
                         ----------------------

               Not applicable


     ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                         ---------------------------------------------------
                         GROUP.
                         -----

               Not applicable


     ITEM 9.             NOTICE OF DISSOLUTION OF GROUP.
                         ------------------------------

               Not applicable.

     ITEM 10.            CERTIFICATION.
                         -------------

                     By signing below I certify that, to the best of my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                      SIGNATURE
                                      ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.



     Dated:  February 13, 1997

                                             MUREX DIAGNOSTICS CORPORATION



                                             /s/ Lynwood S. Bell
                                             ----------------------------------
                                             By:  Lynwood S. Bell,
                                                  Managing Director